Exhibit 99.1
Tuesday Morning
Second Quarter Fiscal Year 2012
Earnings Call Script

January 23, 2011, 4:00 P.M. CT

OPERATOR:

Good afternoon, ladies and gentlemen.  This is Tuesday Morning Corporation’s second quarter of fiscal year 2012 earnings conference call.  Today’s call is being recorded.  Just as a reminder, if you require assistance during the conference, please press the star and zero buttons on your touch-tone phone and a coordinator will return to assist you.

At this time, for opening remarks, I’d like to turn the conference over to Farah Soi at ICR.  Please go ahead.

FARAH  SOI:

Thank you operator and good afternoon everyone. I’d like to welcome you all to the Tuesday Morning Corporation fiscal second quarter 2012 earnings conference call. On today’s call are Kathleen Mason, President and Chief Executive Officer, Michael Marchetti, Executive Vice President and Chief Operating Officer and Stephanie Bowman, Executive Vice President and Chief Financial Officer.  If you’ve not yet received a copy of today’s earnings release, please visit the investor relations section of the Tuesday Morning website at www.tuesdaymorning.com.

I’d like to remind participants that remarks made by management during the course of this conference call will constitute forward-looking statements, which are based on management’s current expectations, estimates and projections.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied.  Such risks and uncertainties include: the success of new store openings, increased or new competition, access to merchandise and conditions affecting consumer spending and the impact, depth and duration of current economic conditions as well as other factors described in the earnings release and in the Company’s filings with the SEC, including the most recent Form 10-K and Form 10-Q.

 We will start with Kathleen Mason’s overall comments on the quarter and year-to-date results, Stephanie Bowman will then provide more financial detail, and finally, we’ll open the call for your questions.  Kathleen, please begin.

KATHLEEN MASON:

Thank you Farah.

As reported this afternoon, net sales for the second quarter ended December 31, 2011, were $273.1 million dollars compared to $279.3 million dollars for the quarter ended December 31, 2010, a decrease of 2.2%.  Comparable store sales for the quarter decreased by 4.6% comprised of a 3.5% decrease in traffic and a 1.1% decrease in ticket.  Net income for the second quarter of fiscal 2012 was $15.9 million or $0.37 per share, compared to net income of $17.3 million or $0.40 per share for the same period last year.

While we are disappointed with our sales results for the quarter, we were able to maintain our gross margin in this promotional selling environment.  The categories of merchandise that were weakest continue to be discretionary categories, even with tempting prices.  .  .  There was ample availability of merchandise but, given the environment, we were cautious in our evaluation.  We ended the quarter with a clean inventory position reflecting the successful sell-through of the textile buy initiated some quarters ago.  December ended with 90 million dollars less retail inventory, but had better productivity in margin and turn.  Inventory was lower by 15.4% per store, year over year. Our inventory position heading into the back half of the fiscal year affords us the flexibility to avail ourselves of opportunistic buys when they present themselves.  We continue to see compelling buys become available in many categories in our global network of long-term established vendor relationships.  This provides access to new and exciting merchandise at attractive values for our customers.  There are deals in our pipeline and we continue to manage categories to make sure we are balanced appropriately across assortments.  Our purchase decisions are based on trends we see in the marketplace, our assessment of overall demand, as well as the competitive landscape.  Bottom line, we have dollars open to take advantage of numerous opportunities.

As we described previously, we have undertaken initiatives with respect to marketing, e-commerce, and real estate aimed at driving higher levels of revenue.  We are implementing POS software that will assist with marketing our monthly mailer.  We are also testing and gathering updated information on customer trends.

In e-commerce, we are improving the user interface and enhancing the breadth and depth of merchandise available on our site.  Following analysis and testing, a new platform and vendor has been selected to deliver these improvements with an initial go-live date scheduled during the fourth fiscal quarter.  We are excited about the improvements and feel that our customers will find the new site easier to shop.

Geographical store performance has been consistent with the pattern seen in prior quarters.  The regions of the country that have been most affected by the housing downturn, California, Arizona, Nevada and Florida, continue as the most difficult  in terms of comp performance.

Stores are replaced and relocated as they come up for renewal.  Over 200 stores have been moved over the last three years.  These stores, in aggregate, are performing above the chain average.  Each year we evaluate approximately 20% of our store base, that have leases coming due, to determine which stores, if any, are candidates for relocation.  In some cases stores that were once robustly profitable with a strong comp history in vibrant centers, today operate in the same centers that have since lost tenants and therefore traffic, but these stores are still profitable.  Each relocation decision is made on a case-by-case basis so that sales, profitability as well as returns can be maximized.

Tuesday Morning operated 861 stores in 43 states as of December 31, 2011.  During the second quarter of fiscal year 2012, we opened 9 stores, relocated 13 stores and closed 1 store.  During the six months ended December 31, 2011, we opened 15 stores, closed 15 stores and relocated 23 stores.  We still plan to end the fiscal year with an overall increase in square footage of about 2% driven primarily by relocations.

We also announced today a $5 million increase in stock repurchase authorization approved by our Board, which takes the total authorization to $10 million.  Current availability, under this authorization, with the increase, which reflects the buybacks completed to date, is $5.1 million.

I’ll now turn the call over to Stephanie, who will discuss our financial results in more detail.

STEPHANIE BOWMAN:

Thank you Kathleen and good afternoon everyone.

Net sales for the second quarter of fiscal 2012 were $273.1 million compared to $279.3 million for the quarter ended December 31, 2010, a decrease of 2.2%.   The decrease was a result of a comparable store sales decline of 4.6%.  As Kathleen just discussed, comparable store sales for the quarter were comprised of a decrease in traffic of 3.5% and a decrease in average ticket of 1.1%.

Gross profit for the second quarter was $104.8 million and gross margin was 38.4% compared to a gross profit of $107.2 million and the same gross margin of 38.4% for the corresponding quarter last year.

SG&A expense for the quarter was $79.3 million compared to $78.8 million for the same quarter last year.   As a percent of sales SG&A increased by 0.9% to 29.1% in the second quarter of fiscal 2012 from 28.2% in the same quarter last year, primarily due to lower sales volume in the recently completed quarter.  On a per store basis SG&A expense decreased 1.2% year over year.

Our operating income for the second quarter was $25.5 million and operating margin was 9.3% compared to operating income of $28.4 million and an operating margin of 10.2% in the same period last year.

Net income for the second quarter of fiscal 2012 was $15.9 million or $0.37 per diluted share, compared to net income of $17.3 million or $0.40 per diluted share last year.

For the six months ended December 31, 2011, net sales were $443.7 million, compared to $452.1 million for the period ended December 31, 2010, a decrease of 1.9%.  Comparable store sales declined 4.4% over the same period and were comprised of a decrease in traffic of 4.2% and a decrease in ticket of 0.2%.

Gross profit for the six-month period was $169.8 million and gross margin was 38.3%, compared to a gross profit of $174 million and gross margin of 38.5% for the same period last year.  The decrease in gross margin was primarily due to slightly higher markdowns and freight offset by sharper product margins, a result of sourcing better merchandise deals.

SG&A expense for the six months was $152.8 million or 34.4% of sales versus $149.1 million or 33% of sales last year.  The increase in SG&A percentage was primarily due to the loss of expense leverage on lower sales volume, in addition to higher rent expense from having 16 additional stores this year.  An increase in square footage in certain new and relocated stores during the last twelve months also contributed to the higher rent expense.  Our operating income for the six-month period was $17 million, compared to operating income of $24.9 million in the prior year, with operating margins of 3.8% for fiscal 2012 and 5.5% for fiscal 2011.

Balance Sheet

Inventory at December 31, 2011, was $239.2 million, down 13.7% compared to the $277.3 million inventory balance at December 31, 2010.   On a per store basis, inventory decreased 15.4% compared to last year. We continue to expect to end fiscal 2012 with inventory levels approximately $5 million to $10 million below fiscal 2011 year end levels.

Accounts payable was lower at December 31, 2011 by $1.2 million versus the same period last year due to the timing of inventory receipts versus the same period last year.  There were no significant changes to our vendor payment policy during the quarter.

At December 31, 2011, we had no borrowings outstanding under the revolving credit facility.  We had outstanding letters of credit of $8.3 million, primarily for insurance programs.   We ended the quarter with a cash balance of $40 million and availability of $116.7 million on the credit facility and we were in compliance with all terms of our credit facility.    During the quarter, we amended our revolving credit facility which, among other things, extended the term to November 2017, relaxed certain covenants and provided for lower borrowing rates.

We invested $3.1 million in capital expenditures for the quarter ended December 31, 2011 primarily for store remodels and merchandise systems for a year-to-date total of 5.6 million in capital expenditures.  We still expect to spend $15 million in capex in fiscal 2012.

On August 22, 2011 we announced that our Board of Directors authorized a stock repurchase plan providing for the purchase, in aggregate, of up to $5 million of our outstanding common stock.  During the quarter ended December 31, 2011 we repurchased 889 thousand shares of our common stock at a weighted average cost of $3.46 per share and a total cost of approximately $3.1 million.  We also announced today that our Board increased the authorization for stock repurchases under the Company’s share repurchase program from $5 million to $10 million.

Moving on to guidance.  Our previously updated guidance for fiscal 2012 is as follows:
•	Net sales in the range of $815 million to $820 million;
•	Comparable store sales in the range of -3% to -3.75%;
•	Earnings per diluted share in the range of $0.13 to $0.16;

Now, I’ll turn the call back over to you Kathleen.

KATHLEEN MASON (CONCLUSION):

Thank you, Stephanie.

In summary, we are focused on improving revenue through our initiatives.  We are implementing these initiatives and anticipate their impact on our business later in fiscal 2012 and in fiscal 2013.  The improved revenue will help us maintain our already strong balance sheet, produce positive cash flow and stronger profits.

And now, I’d like to open the call for questions.

OPERATOR:

If you would like to enter a question, please press one on your touch-tone phone.  If you would like to withdraw that question, you can press the pound key.  One moment please.

Q&A

OPERATOR:

There are no further questions at this time.

KATHLEEN MASON:

Thank you very much, everyone.